UK's National Crime Squad Purchases Imagis Technologies'
Biometric Facial Recognition Solution

Solution Supports International Efforts to Fight Online Child Pornography
by Improving Victim and Criminal Identification Capabilities

Vancouver, Canada - January 22, 2002: Imagis Technologies Inc. (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) ("Imagis") today announced that the National Crime Squad ("NCS") has purchased a biometric facial recognition solution based on Imagis' ID-2000™ software, through Serco Plc ("Serco"), an international provider of management services to government and a business partner of Imagis. NCS, which paid over CDN$1 million for the software, intends to use the technology to crack down on international online child pornography.

The solution was developed by Imagis, in conjunction with Serco, to fight online child pornography and identify missing children. It extends the use of Imagis' recognition technology, ID-2000, to the identification of non-facial objects in background imagery and personally identifiable markings, such as tattoos. The ability of law enforcement agencies to identify background imagery as well as victims and perpetrators is an important factor in preparing for and solving missing persons investigations.

"Imagis has always worked closely with law enforcement to optimize the design of our facial recognition technology. Our work with the NCS has been the basis for the development of an accurate and efficient means to fight this international crime," said Iain Drummond, CEO of Imagis. "This innovative extension of our facial identification technology to object identification is an important component in the NCS's efforts and demonstrates Imagis' ability to develop advanced recognition technology with applications beyond biometrics."

Previous NCS operations, "Cathedral" (1998) and "Landmark" (2001), have given Imagis and Serco the opportunity to carefully map the field requirements of the law enforcement agency for the purpose of fighting online child pornography. On November 28, 2001, the NCS seized computers and materials and arrested suspects as part of an international crackdown on child pornography, codenamed Operation Landmark. The NCS is already using a pilot installation of Imagis' facial recognition technology to analyze pictures and match them to images recorded during previous NCS operations.

Features of the NCS facial recognition solution based on Imagis' ID-2000 software include the ability to:

  Identify an individual within very large databases of images in seconds;
  Link records of victims, perpetrators, and evidence for investigation and case preparation;
  Search for common background scenes as well as faces;

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News Release January 22, 2002 Page 2	IMAGIS Technologies Inc. Suite 1300 1075 West Georgia Street Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 www.imagistechnologies.com sandy@imagistechnologies.com

  Transmit information, including internationally, in a highly-secure fashion;
  Search the database against both imagery and data;
  Securely search local and remote databases regardless of their physical location; and
  Use imagery from any source - live video, digital/analogue photos, scanners, etc.

Additionally, Imagis has developed an interface to ID-2000 which enables seamless integration with other value-added applications and technologies. An example is Convera's Screening Room®, a video content management solution, that is used to enable live digital video input for additional object recognition capabilities.

About Serco Plc
Serco is an international provider of management services to government and industry. The company covers a wide range of activities, from controlling satellites and operating computer networks for the European Space Agency, to managing and operating the London Docklands Light Railway where Serco was recently voted National Rail Operator of the year. The company employs over 32,500 staff in more than 35 countries. Serco Justice is closely associated with the National Crime Squad as its Strategic IT Partner. In the last year, Serco Justice have supplied the NCS with an Imagis Prototype Biometric Software solution to analyze images sequestered during Operation Cathedral. This process has proved its worth by processing hundreds of thousands of images in a fraction of the time that could be achieved manually. More information on the company can be found at www.serco.com.

About Imagis Technologies Inc.
 Imagis (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations, including Toronto's Pearson International Airport, the world's 16th busiest airport. Imagis markets its products through a network of business partners located in North America, Asia, Europe and Latin America, and has installations in the US, Canada, Mexico, and the UK. Imagis' Chairman is

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News Release January 22, 2002 Page 3	IMAGIS Technologies Inc. Suite 1300 1075 West Georgia Street Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 www.imagistechnologies.com sandy@imagistechnologies.com

Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number-two career post of Associate Deputy Director. Imagis is on the web at http://www.imagistechnologies.com.

On behalf of the Board,

"Rory Godinho"

Director & Corporate Secretary

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CONTACT:
Imagis Technologies Inc. Sandra Buschau Tel: + 1 604 684-2449 sandy@imagistechnologies.com	Schwartz Communications Inc. Christina Schneider, Tara Dugan Tel: + 1 415 512-0770 imagis@schwartz-pr.com

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